Exhibit 10.28

February 10, 2006

Mr. Michael A. Aviles

6604 Canon Wren Drive

Austin, TX 78746

Dear Mike:

Pursuant to this letter agreement, I am pleased to extend to you an offer to join Vignette Corporation starting February 13, 2006. We are eager to have you as part of our team and believe you bring the skills and attitude that will become a critical part of Vignette’s success.

Your position will be President and Chief Executive Officer reporting to the Company’s Board of Directors. You will become a member of the Board of Directors and be based in Austin, Texas. While employed with the Company in this capacity, you shall perform the duties, undertake the responsibilities and exercise the authority from time to time delegated to you by the Board as a whole or as are customarily performed, undertaken or exercised by persons situated in a similar executive capacity. You shall also promote the business of the Company on a full time basis. You may, however, (1) serve on corporate, civil or charitable boards or committees, (2) manage personal investments and (3) engage in any charitable, political or not-for-profit activity, so long as such activities do not significantly interfere with the performance of your responsibilities to the Company.

Your compensation will include the following:

•	A bi-weekly salary of 13,846.15 (which when calculated on an annual basis equals $360,000.00).

•	Subject to you joining Vignette Corporation, you will receive 300,000 stock options through the Vignette Corporation Stock Option Plan. Your grant will be subject to a separate Option Agreement in the form attached as Exhibit A. The grant will be effective as of the date the consent is approved by the Compensation Committee of Vignette’s Board, which will be no later than Monday, February 20, 2006. 25% of this grant will vest on the first anniversary of your date of hire (February 13, 2009) and an additional 6.25% of this grant will vest quarterly thereafter. Any future awards of stock options to you shall be subject to a Stock Option Agreement on terms no less favorable than those in Exhibit A, except that such awards may or may not include provisions for acceleration of the option awards in the event of your termination without “Cause” or for “Good Reason” and the Company reserves the right to make other changes as required by law or corporate governance standards.

•

Subject to you joining Vignette Corporation, you will receive 100,000 shares of restricted stock through the Vignette Corporation Stock Option Plan. Your grant will be subject to a Restricted Stock Agreement in the form attached as Exhibit B. The grant will be effective as of the date the applicable consent is approved by the Compensation Committee of Vignette’s Board, which will be no later than Monday, February 20, 2006. This grant will vest on the third anniversary of your date of hire (February 13, 2009). Any future awards of restricted shares to you shall be subject to a Restricted Stock Agreement on terms no less favorable than those in Exhibit B, except that such awards may or may not include provisions for acceleration of the awards in the event of your termination without “Cause” or for “Good Reason” and the Company reserves the right to make other changes as required by law or corporate governance standards.

•	In addition to the base salary, you will be eligible to participate in an Executive Performance Bonus Plan (the “Bonus Plan”) with an annual target bonus amount of not less than 100% of your annual base salary (e.g. $360,000) and that will range up to a potential payout of no less than 150% of the target bonus amount (e.g. $540,000). This bonus is paid out semi-annually based on attainment of individual and company performance goals set forth in the Bonus Plan. Payment of the bonus may not occur if the performance goals set forth in the Bonus Plan are not satisfied. For the year 2006, you will be guaranteed a minimum bonus of 50% of your target bonus amount (or $180,000.00).

•	It is the intent of the Board of Directors to grant you additional option grants and/or restricted share awards based on performance. The Compensation Committee has established a non-binding target for your equity holdings in the Company (prior to any exercise of any grants by you) to represent 2% or more of the outstanding shares over the next two or three years.

•	You shall be entitled to receive reimbursement of all out-of-pocket expenses, reasonably incurred by you in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interest of the Company in accordance with the accounting procedures and expense reimbursement policies of the Company as it shall adopt from time to time. This is to include normal dues and fees incurred in connection with your membership in Young President’s Organization. Cost of attendance at special events and seminars will be reimbursed if pre-approved by the Chairman of the Board of Directors.

•	You shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s bylaws and the implementing Board resolutions in effect on the date of this letter agreement or, if more favorable to you, the provisions of such bylaws as in effect at the time indemnification is requested.

•	The Company shall include you as an additional insured under its directors and officers’ liability insurance which shall be maintained (or a replacement policy not materially less favorable to you) by the Company during your employment with the Company and for at least 12 months after your employment terminates (to the extent your employment is terminated by the Company without Cause or by you for Good Reason).

•	Eligibility for you and your family to participate in all of the benefits provided to Vignette’s employees and executives, including, without limitation, medical, dental, vision, 401(k), employee stock purchase, executive wellness, short term disability, accident and life insurance plans or programs. You will also be entitled to four weeks of annual vacation per year under the Company’s vacation policy.

Should your employment be terminated by the Company without “Cause” or by you for “Good Reason,” you will receive severance payments in the amount of twelve months base salary, plus the amount of the Executive Performance bonus you were paid for the 12 months prior to your termination date. For the first twelve months of your employment, you will receive 100% of your target Executive Performance Bonus in the event of termination by the Company without “Cause” or by you for “Good Reason.” Payment of these severance payments is contingent upon execution of a Separation Agreement in the form attached as Exhibit C. These severance payments will be made in substantially equal amounts paid out over twelve (12) months and pursuant to the Company’s normal payroll cycles. If required by Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable regulations issued there under (collectively the “Code”), your severance payments will either (1) not begin for at least six (6) months after your termination of employment, at which date you will receive a lump sum payment equal to your six (6) months of delayed payments and thereafter you would receive the remaining monthly payments for the remaining six (6) months, or (2) be paid out over the applicable twelve (12) months provided that the last payment will be made prior to March 15th of the calendar year following your termination

In the event of a termination by the Company without “Cause” or by you for “Good Reason”, you will also receive accelerated vesting on your stock option grant and your restricted stock award as set forth below.

•	Your initial restricted stock award shall accelerate and vest as follows: if your termination occurs during the first twelve months following your date of hire, then you will vest in none of your initial restricted stock award; if your termination occurs during months 13 through 24 following your date of hire, then you will vest in 25% of your initial restricted stock award; and if your termination occurs during the months 14 through 36 following your date of hire, and prior to the vesting date of your initial restricted stock award, then you will vest in 50% of such award. For example, if you had been with the Company for 13 months at the time of your termination, you would vest in 25% of your initial restricted stock award in addition to any vesting which had already occurred pursuant to such award (in the case of your initial restricted share award, the amount of vesting which had already occurred would be zero).

•	Your initial option grant shall accelerate and vest as though you completed one additional year of employment with the Company following the date of your termination; provided, however, that no more than an additional 25% of the unvested options at the time of your termination shall vest by virtue of this provision. For example, if you had been with the Company for 13 months at the time of your termination, you would vest in an additional 25% of your then unvested options in addition to any vesting of options which had already occurred pursuant to such grant (in the case of your initial option grant, you would have already vested in 25% of your initial option grant).

•	Any acceleration of subsequent option grants or restricted stock awards as determined by the Compensation Committee of the Board of Directors at the time of the grant or award.

“Cause” for purposes of this letter agreement shall be defined as any of the following events which remains uncured after 30 days from the date written notice of such breach is provided to you or which cannot by its nature be cured: (a) material misconduct that results in material harm to the business of the Company (for purposes of this letter agreement, “misconduct” means the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct adversely affecting the business or affairs of the Company or any Parent or Subsidiary) in a material manner; (b) material and repeated failure to perform duties assigned by the Board, which failure is not a result of a disability and results in material harm to the business of the Company; or (c) any material breach of the Company’s policies or of the Proprietary Inventions Agreement which results in material harm to the business of the Company. “Good Reason” for purposes of this letter agreement shall be defined as any of the following events: (i) a reduction in your level of compensation (including base salary, benefits, and level of participation in applicable bonus and incentive programs); (ii) a substantial change in your job duties, responsibilities, position or title; (iii) any material breach by the Company of any provision of this Agreement or any other written agreements signed by an authorized representative of the Company, which breach is not cured within thirty (30) days following written notice of such breach from you; (iv) the occurrence of a Change of Control (as defined below) of the Company; or (v) a relocation of such individual’s place of employment by more than twenty-five (25) miles.

Change of Control for purposes of this Letter Agreement shall mean:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this letter agreement and such amounts shall not be reduced whether or not you obtain other employment.

This letter agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term “Company” as used herein shall include such successors and assigns. Your rights under this letter agreement may not be assigned by you during your lifetime. However, all your rights under this letter agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

Nothing in this letter agreement shall prevent you from participating in any benefit, bonus, incentive, stock option, equity incentive plan or other plan or program provided by the Company and for which you may qualify and be entitled to payment, nor shall anything in this letter agreement reduce such rights as you may have with the Company under any other agreements. Amounts which are vested benefits or to which you are otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program and any related agreements, except as explicitly modified by this letter agreement.

The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and are knowingly and voluntarily entering into this letter agreement.

This offer of employment is contingent upon your execution of this letter agreement, Employment Application, PRSI Background Check, and satisfaction of the requirements of an I-9 Employment Eligibility Verification Form. Please understand that employment remains “at will.” The Company reserves the right to terminate you at any time without notice and, in the event of such a termination, the rights of the parties are governed by the provisions of this letter agreement and any other applicable agreements between the parties, including but not limited to, Stock Option Agreement (s) and Restricted Stock Agreement (s).

I am looking forward to having you as a member of the Vignette team.

Sincerely,

Jan Lindelow
Chairman of the Board of Directors

EMPLOYEE ACCEPTANCE

The signing of this letter agreement acknowledges the acceptance of the offer contained herein:

Employee Signature	Date

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